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                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                       Washington, DC 20549
                                                                                       OMB APPROVAL
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                                            SECURITIES                       OMB Number: 3235-0104
        Form 3
                                                                             Expires: October 31, 2001
                         Filed pursuant to Section 16(a) of the Securities
                         Exchange Act of 1934, Section 17(a) of the Public
                       Utility Holding Company Act of 1935 or Section 30(f)  Estimated average burden
                        of the Investment Company Act of 1940                hours per response...0.5

(Print or Type Responses)
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

1. Name and Address of     2. Date of Event           4. Issuer Name and Tickler or Trading Symbol
   Reporting Person*          Requiring Statement
                              (Month/Day/Year)


   Fielder  Kelly    B.     March 26, 2002             ASPi Europe, Inc.
                                                         ASPQ
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 (Last)  (First)  (Middle)

  312 North 13th Street
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         (Street)

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
                           3. I.R.S. Identification   5. Relationship of Reporting    6. If Amendment, Date of
                              Number of Reporting        Person(s) to Issuer             Original
Oxford, Mississippi 38655     Person, if an entity       (Check all applicable)          (Month/Day/Year)
=========================     (voluntary)
(City)  (State)     (Zip)



                                                          _X_
                                                          Director
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
                                                                                      7. Individual or
                                                                                         Joint/Group Filing
                                                          _X_                            (Check Applicable Line)
                                                          10% Owner
                                                                                         X
                                                          _X_                            Form filed by One Reporting Person
                                                          Officer (give title below)
                                                          President                      -
                                                                                         Form filed by More
                                                          --                             than One Reporting
                                                          Other (specify below)          Person
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                Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================================================

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
1.                        2.                         3.                                4.
Title of Security         Amount of Securities       Ownership Form: Direct (D) or     Nature of Indirect
(Instr. 4)                Beneficially Owned         Indirect (I)                      Beneficial Ownership
                          (Instr. 4)                 (Instr. 5)                        (Instr. 5)

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Common Stock                4,638,531                  D
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   Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
================================================================================================================
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

1.             2.                3.              4.          5.             6.
Title of       Date Exer-        Title and       Conver-     Owner-         Nature of Indirect
Derivative     cisable and       Amount of       sion or     ship           Beneficial Ownership
Security       Expiration        Securities      Exercise    Form of        (Instr. 5)
(Instr. 4)     Date              Underlying      Price of    Deriv-
               (Month/Day/Year   Derivative      Deri-       ative
                                 Security        vative      Securities:
                                 (Instr. 4)      Security    Direct
                                                             (D) or
                                                             Indirect (I)
                                                             (Instr. 5)
 =============================================================================================================
               Date    Expira-          Amount
               Exer-   tion      Title  or
               cisable Date             Number
                                        of
                                        Shares
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Common Stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:
                                                     /s/ Kelly Fielder                    April 4, 2002
                                                     -------------------------------     ----------------
                                                     **Signature of Reporting Person           Date

     * If the form is filed by more than one reporting person, see Instruction 5(b)(v).
    **
       Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18
       U.S.C. 1001 and 15 U.S.C. 78ff(a).

       File three copies of this Form, one of which must be manually signed. If space is insufficient,
 Note: See Instruction 6 for procedure.



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